Exhibit 99.1

Hawthorn Bancshares Reports First Quarter 2025 Results

Jefferson City, MO — April 30, 2025 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported first quarter 2025 net income of $5.4 million, or earnings per diluted share (“EPS”) of $0.77.
First Quarter 2025 Results
•Net income improved $0.9 million, or 20.8%, to $5.4 million from the first quarter 2024 (the "prior year quarter") and the efficiency ratio improved to 66.64% compared to 70.78% for the prior year quarter
•EPS of $0.77, an improvement of $0.14 per share, or 22%, from the prior year quarter
•Net interest margin, fully taxable equivalent ("FTE") improved in the first quarter 2025 to 3.67% compared to 3.55% for fourth quarter 2024 (the "prior quarter”)
•Provision for credit losses were $0.6 million lower than the prior quarter and $0.1 million lower than the prior year quarter
•Return on average assets and equity of 1.20% and 14.29%, respectively
•Loans increased $4.2 million, or 1.2% annualized, and deposits increased $10.7 million, or 2.8% annualized, compared to the prior quarter
•Investments increased $2.8 million, or 5.0% annualized, compared to the prior quarter
•Credit quality remained strong with non-performing assets to total loans of 0.21% improving from 0.69% in the prior year quarter
•Remained well capitalized with total risk-based capital of 14.94%
•Book Value per share increased $2.54 to $21.97, or 13%, compared to the prior year quarter
Brent Giles, Chief Executive Officer of Hawthorn Bancshares, Inc. commented, “Our strong first quarter aligns with our focus on growing core relationships and improving financial results. We continue to enhance our products, operations and resources to serve the customers in our communities and collectively achieve success."

(unaudited)
$000, except per share data

	March 31,	December 31,	March 31,
	2025	2024	2024
Balance sheet information
Total assets	$1,883,423	$1,825,185	$1,833,760
Loans held for investment	1,470,323	1,466,160	1,518,853
Investment securities	226,581	223,801	189,741
Deposits	1,543,888	1,533,182	1,527,874
Total stockholders’ equity	$153,411	$149,547	$136,620

Market and per share data
Book value per share	$21.97	$21.36	$19.43
Market price per share	$28.23	$28.35	$20.43
Diluted earnings per share (QTR)	$0.77	$0.66	$0.63
Financial Results for the First Quarter
Earnings
Net income for the first quarter 2025 was $5.4 million, an increase of $0.8 million, or 17.1%, from the prior quarter, and an increase of $0.9 million, or 20.8%, from the prior year quarter. EPS improved to $0.77 for the first quarter 2025 compared to $0.66 for the prior quarter and $0.63 for the prior year quarter.

Net Interest Income and Net Interest Margin
Net interest income for the first quarter 2025 was $15.3 million, a decrease of $0.1 million from the prior quarter, and an increase of $0.5 million from the prior year quarter.
Interest income decreased $0.6 million in the current quarter compared to the prior year quarter, driven primarily by lower average interest earning assets, while interest expense decreased $1.1 million compared to the prior year quarter. Net interest margin, on an FTE basis, was 3.67% for the current quarter, compared to 3.55% for the prior quarter, and 3.39% for the prior year quarter.
The yield earned on average loans held for investment increased to 5.89%, on an FTE basis, for the first quarter 2025, compared to 5.86% for the prior quarter and 5.75% for the prior year quarter.
The average cost of deposits was 2.44% for the first quarter 2025, compared to 2.49% for the prior quarter and 2.61% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 27.7% as of March 31, 2025, compared to 25.1% and 25.7% at December 31, 2024 and March 31, 2024, respectively.

Non-interest Income
Total non-interest income for the first quarter 2025 was $3.5 million, a decrease of $0.1 million, or 1.7%, from the prior quarter, and an increase of $0.4 million, or 14.7%, from the prior year quarter.
Compared to the prior quarter, the decrease in non-interest income was primarily due to lower gains on other real estate owned.
The increase in the current quarter compared to the prior year quarter was primarily due to an increase in earnings on bank owned life insurance partially offset by a decrease in the gains on sale of mortgage loans.

Non-interest Expense
Total non-interest expense for the first quarter 2025 was $12.5 million, a decrease of $0.4 million, or 3.3%, from the prior quarter, and a decrease of $0.1 million, or 0.6%, from the prior year quarter.

The first quarter 2025 efficiency ratio was 66.64% compared to 68.48% and 70.78% for the prior quarter and prior year quarter, respectively. The improvement in the current quarter compared to the prior quarter was primarily due to higher net interest margin and lower non-interest expenses in the current quarter.
Loans
Loans held for investment increased $4.2 million, or 1.2% annualized, to $1.5 billion as of March 31, 2025 compared to December 31, 2024, and decreased $48.5 million, or 12.9% annualized, from March 31, 2024.
Investments
Investments increased $2.8 million, or 1.2%, to $226.6 million as of March 31, 2025 compared to December 31, 2024, and increased $36.8 million, or 19.4%, from March 31, 2024.
Asset Quality
Non-performing assets to total loans was 0.21% at March 31, 2025, compared to 0.29% and 0.69% at December 31, 2024 and March 31, 2024, respectively. Non-performing assets totaled $3.1 million at March 31, 2025, compared to $4.2 million and $10.5 million at December 31, 2024 and March 31, 2024, respectively. The decrease in non-performing assets in the current quarter compared to the prior year quarter was primarily the result of the prior year quarter including a significant commercial loan charge-off and the foreclosure and subsequent sale of two commercial real estate loans.
In the first quarter 2025, the Company had net loan charge-offs of $0.02 million, or 0% of average loans, compared to net loan charge-offs of $0.04 million, or 0.01% of average loans, and $0.07 million, or 0.02% of average loans, in the prior quarter and prior year quarter, respectively.
The Company released provision for credit losses of $0.3 million for the first quarter 2025 compared to providing a $0.3 million provision in the prior quarter, and a release of provision of $0.2 million for the prior year quarter.

The allowance for credit losses at March 31, 2025 was $21.8 million, or 1.48% of outstanding loans, and 885.01% of non-performing loans. At December 31, 2024, the allowance for credit losses was $22.0 million, or 1.50% of outstanding loans, and 802.48% of non-performing loans. At March 31, 2024, the allowance for credit losses was $23.7 million, or 1.56% of outstanding loans, and 276.93% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2025 as determined by management.
Deposits
Total deposits at March 31, 2025 were $1.5 billion, an increase of $10.7 million, or 2.8% annualized, from December 31, 2024, and an increase of $16.0 million, or 4.2% annualized, from March 31, 2024. The increase in deposits at March 31, 2025 as compared to March 31, 2024 was primarily a result of an increase in demand and savings deposits.
Capital
The Company maintains its “well capitalized” regulatory capital position. At March 31, 2025, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.94%; tier 1 capital to risk-weighted assets 13.69%; tier 1 leverage 11.64%; and common equity to assets 8.15%.
Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company repurchased 15,856 common shares under the repurchase plan during the first quarter of 2025 at an average cost of $27.51 per share totaling $0.4 million. As of March 31, 2025, $3.5 million remains available for share repurchases pursuant to the plan.
On April 30, 2025, the Company's Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable July 1, 2025 to shareholders of record at the close of business on June 15, 2025, which represents an increase of $0.01 per common share, or 5.3%, from the prior year quarter's dividend.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	March 31,	December 31,	March 31,
Statement of income information:	2025	2024	2024
Total interest income	$23,458	$23,924	$24,052
Total interest expense	8,164	8,578	9,304
Net interest income	15,294	15,346	14,748
(Release of) provision for credit losses	(340)	300	(230)
Non-interest income	3,463	3,522	3,019
Investment securities (losses) gains, net	(2)	3	—
Non-interest expense	12,499	12,921	12,575
Pre-tax income	6,596	5,650	5,422
Income taxes	1,213	1,053	966
Net income	$5,383	$4,597	$4,456
Earnings per share:
Basic:	$0.77	$0.66	$0.63
Diluted:	$0.77	$0.66	$0.63

FINANCIAL SUMMARY (continued)
(unaudited)
$000

	As of or for the three months ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Performance Ratios
Return on average assets	1.20%	1.00%	0.97%
Return on average common equity	14.29%	12.49%	13.12%
Net interest margin (FTE)	3.67%	3.55%	3.39%
Efficiency ratio	66.64%	68.48%	70.78%

Asset Quality Ratios
Non-performing loans (a)	$2,461	$2,747	$8,549
Non-performing assets	$3,129	$4,193	$10,486
Net charge-offs	$18	$43	$69
Net Charge-offs to Average Loans (b)	0.00%	0.01%	0.02%
Allowance for credit losses to total loans	1.48%	1.50%	1.56%
Non-performing loans to total loans	0.17%	0.19%	0.56%
Non-performing assets to loans	0.21%	0.29%	0.69%
Non-performing assets to total assets	0.17%	0.23%	0.57%
Allowance for credit losses on loans to
non-performing loans	885.01%	802.48%	276.93%

Capital Ratios
Average stockholders' equity to average total assets	8.42%	8.03%	7.41%
Period-end stockholders' equity to period-end assets	8.15%	8.19%	7.45%
Total risk-based capital ratio	14.94%	14.79%	13.92%
Tier 1 risk-based capital ratio	13.69%	13.54%	12.51%
Common equity Tier 1 capital	10.64%	10.49%	9.68%
Tier 1 leverage ratio	11.64%	11.46%	10.71%
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
(b)Annualized

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 150 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.